Exhibit 10.21(A)

[MIRNA

THERAPEUTICS

LETTERHEAD]

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 18th day of April, 2013 (the “Effective Date”) by and between Mirna Therapeutics, Inc., a Delaware corporation (the “Company”) and Jon Irvin (“Employee”).

WITNESSETH

WHEREAS, the Company desires to employ Employee as its Chief Financial Officer on the terms and subject to the conditions set forth herein, and Employee desires to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.              Employment.

a.              The Company hereby employs Employee and Employee hereby accepts employment as the Chief Financial Officer of the Company, subject to the direction of the Board of Directors of the Company (the “Board”). Employee agrees that he shall perform and discharge well and faithfully the duties and responsibilities that are assigned to him by the Board from time to time, which shall include, but are not limited to, controllership duties, treasury duties, and economic strategy and forecasting. Employee recognizes that he owes a duty of loyalty to the Company and agrees to act only in the best interests of the Company and to devote such of his time, attention and energy to the business of the Company, and any of its subsidiaries or affiliates as may be required to perform the duties and responsibilities assigned to him by the Board, to the best of his ability and with requisite diligence.

b.              Employee agrees to comply in all material respects, at all times during the Term (as defined in Section 2 below), with all applicable policies, rules and regulations of the Company.

2.              Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided herein, shall terminate on the first anniversary of the Effective Date (the “Initial Term”); provided that this Agreement shall automatically renew for successive one-year periods after the Initial Term (each an “Additional Term”) unless either party gives the other party sixty (60) days’ written notice prior to the expiration of the then-applicable Initial Term or Additional Term of its intent not to renew this Agreement for an (or another) Additional Term. The Initial Term together with any Additional Term shall be referred to herein as the “Term.”

3.              Compensation.

a.              The Company shall pay to Employee a yearly annual salary of $ 185,000 (the “Base Salary”) which shall be paid pursuant to the Company’s payroll procedures as may exist from time to time. The Base Salary may be increased at the discretion of the Board.

b.              Subject to the approval of the Board, the Company shall grant Employee an option to purchase up to 436,407 shares of common stock of the Company (representing 0.8% of the Fully Diluted Common Stock of the Company as of the date of the Effective Date) pursuant

Mirna Therapeutics Inc. | 2150 Woodward St., Suite 100 | Austin, TX 78744 | 1.512.901.0900 | www.mirnarx.com

to a Notice of Grant of Stock Option, the Mirna Therapeutics, Inc. 2008 Long Term Incentive Plan (as amended or modified from time to time, the “Incentive Plan”), and the Stock Option Agreement, collectively attached to this Agreement as Exhibit B. All options shall have an exercise price at least equal to the fair market value of a share of common stock at the time of grant, as determined by the Board. As used herein, “Fully Diluted Common Stock” means the total number of shares of common stock of the Company, all outstanding shares of preferred stock of the Company (on an as-converted to common stock basis) and shares of common stock of the Company reserved for issuance under the Incentive Plan.

c.               Employee shall be eligible to participate in an informal bonus program based on individual performance, recommendation by the Company’s Chief Executive Officer, and approval by the Board’s Compensation Committee.

4.            Fringe Benefits; Expenses.

a.              Employee shall be eligible to participate in benefit plans and programs in which other similarly situated employees are eligible to participate and as may exist from time to time, such as medical, dental, vision, and supplemental life insurance. Employee’s participation in any benefit plan or program is subject to the terms and conditions of the applicable plan and program.

b.              The Company agrees to reimburse Employee for all reasonable, out-of-pocket expenses incurred by him in the performance of his duties, subject to the submission of appropriate documentation in accordance with the Company’s expense reimbursement policies as in existence from time to time. Employee is not permitted to receive a payment or benefit in lieu of reimbursement under this Section 4b.

5.              Confidentiality. Non-Solicitation and Arbitration. Employee has executed and agrees to comply with the Confidentiality, Covenant Not to Solicit & Arbitration Agreement, a copy of which is attached as Exhibit A hereto and incorporated herein by reference.

6.              Termination. In addition to terminating at the end of the Term after the issuance of a non-renewal notice as set forth in Section 2, this Agreement and Employee’s employment may be terminated in any one of the following ways:

a.              At any time during the Term, the Company may, at its sole discretion, terminate Employee’s employment, with or without cause. Such termination shall be effective on delivery of written notice to Employee of the Company’s election to terminate this Agreement under this Section 6. Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Employee shall not be entitled to any additional compensation subsequent to termination except as provided in i., below.

i.          If the Company terminates Employee’s employment in connection with or after a Change in Control, the Company shall pay to Employee a severance payment in an amount equal to six (6) months’ salary, which such amount shall be paid in six (6) equal monthly installments, with the first such installment being made no later than sixty (60) days from the date of Employee’s termination of employment and the successive five (5) installments being provided at monthly intervals thereafter so long as Employee complies with his continuing obligations under this Agreement and the Confidentiality, Covenant Not to Solicit & Arbitration Agreement attached as Exhibit A. Employee shall first execute (and not revoke in the time provided to do so) a release of all claims, in a form reasonably acceptable to the Board, which such release shall release the Company, its affiliates, and their respective shareholders, members, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character that may lawfully be released, including without limitation all claims or causes of action arising out of Employee’s employment with the Company or the termination thereof. As used herein, a “Change in Control” shall be deemed to have occurred if: (x) any person or entity other than the Company, the Existing Shareholders, a benefit plan or the Company or any of their respective affiliates or successor entities acquires (by acquisition, merger, consolidation, recapitalization, reorganization or otherwise) beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of more than 50% of the outstanding common stock of the Company, or (y) the Company shall have consummated a sale or other disposition of all or substantially all of its assets to any person or entity other than to the Company, a benefit plan of the. Company, or any of their respective affiliates or successor entities; provided, however, that the sale of equity securities by the Company for primarily capital raising purposes, including, without limitation, the sale of Series C Preferred Stock by the Company, shall not constitute a Change of Control. As used herein, “Existing Shareholders” means the stockholders of the Company as of the Effective Date and their respective affiliates and permitted transferees.

b.              This Agreement shall terminate automatically upon the death or Disability of Employee. A “Disability” is defined as Employee’s inability to perform the essential functions of his position, with reasonable accommodation, due to Employee’s illness or physical or mental impairment or other incapacity which continues for a period in excess of one hundred twenty (120) days (whether consecutive or not). The determination of Disability shall be made by the Board. If requested by the Company, Employee shall submit to a mental or physical examination to be performed by an independent physician selected by the Company following consultation with Employee to assist the Company in making such determination. Any refusal by Employee to submit to a mental or physical examination under this section, or to provide medical documentation necessary for the Company to make its determination, shall be deemed to constitute conclusive evidence of Employee’s Disability. Employee (or his estate or representative, if applicable) shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Employee shall not be entitled to any additional compensation subsequent to termination.

c.               At any time during the Term, Employee may retire or otherwise resign his employment with the Company provided that he first provides at least thirty (30) days prior written notice to the Company of his intent to terminate this Agreement, with the date of his retirement or resignation specified in such notice.

7.              Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute (a) an automatic resignation of Employee as an officer of the Company and each affiliate of the Company (if applicable), and (b) an automatic resignation of Employee from the Board (if applicable), and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such affiliate’s designee or other representative (if applicable).

8.              No Breach of Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and Employee’s employment by the Company and the performance of Employee’s duties, hereunder shall not violate or be a breach of any agreement with a former employer, client or any other person or entity. Employee further represents and covenants that he will not bring to the Company or place on the Company’s computer systems any confidential, proprietary or legally protected information belonging to, or obtained from, any previous employer (“Prior Employer Information”) and under no circumstances shall Employee use or disclose Prior Employer Information in the course of his employment with the Company.

9.              Delayed Payment Restriction. Notwithstanding any provision of this Agreement to the contrary, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code (“Section 409A”) because the timing of such payment is not delayed as provided therein and the regulations thereunder, then any such amount or benefit that Employee would otherwise be entitled to during the first six months following Employee’s date of termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of Employee’s date of termination (or if the such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount or benefit can be paid or provided under Section 409A without being subject to such additional taxes and interest.

10.       Withholding of Taxes and Other Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

11.       Assignment. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee, therefore, shall not assign all or any portion of Employee’s performance under this Agreement. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. Employee recognizes that the Company may assign this Agreement.

12.       Notices. All notices or other communications that are required or may be delivered under this Agreement shall be in writing, and shall, be deemed duly delivered on the same business day as delivery by hand or by fax with machine confirmation of complete transmission, or three (3) business days after delivery by deposit as United States certified mail return receipt requested, or the next business day after delivery by deposit with an overnight courier, to the parties hereto at the addresses set forth below (as the same may be changed from time to time by notice similarly given) or the last known business or residence address of such other person as may be designated by either party hereto in writing:

a.                If to the Company:

Mirna Therapeutics, Inc.

2150 Woodward St., Suite 100

Austin, Texas 78744

Attention: Paul Lammers, President & Chief Executive Officer

b.              If to Employee:

Jon Irvin

11125 Rio Vista

Austin, TX 78726

13.       Waiver of Breach. A waiver by the Company or Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach by the other party.

14.       Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard to its or any other jurisdiction’s conflict of laws provisions. The Parties hereby submit to the jurisdiction of the Texas courts, both state and federal, in all matters concerning this Agreement.

15.       Severability. If one or more of the provisions of this Agreement shall be found to be illegal or invalid, it shall not affect the legality or validity of any of the remaining provisions.

16.       Entire Agreement: Amendment. This Agreement, including the attached Exhibits, constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. This Agreement may be modified only by an agreement in writing executed by each of the parties hereto.

17.       Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.       Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives.

MIRNA THERAPEUTICS INC.

By:	/s/ Paul Lammers
Name:	Paul Lammers, M.D., M.Sc.
Title:	President & Chief Executive Officer

JON IRVIN

/s/ Jon Irvin